Exhibit 23.1

AUDIT ALLIANCE LLP® A Top 18 Audit Firm 10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 29, 2025, with respect to the financial statements of XFLH Capital Corporation, as of August 31, 2025 and for the period from August 12, 2025 (Date of incorporation) to August 31, 2025 in this Registration Statement on Form S-1/A and the related Prospectus of XFLH Capital Corporation filed with the Securities and Exchange Commission.

Singapore

January 13, 2026